                                                                    EXHIBIT 20.2


        The following table sets forth the historical capitalization of the Registrant as of September 30, 2000 and the unaudited pro forma capitalization of the Registrant as of such date, after giving effect to and as if the following transactions had occurred on September 30, 2000: (1) the Repurchase Offer, (2) the Repurchase Offer, the New Credit Facilities, the Senior Subordinated Credit Facility and the Acquisition Transaction, and (3) the Repurchase Offer, the New Credit Facilities, the Senior Subordinated Credit Facility, the Acquisition Transaction and the Reserve Sale.



                                                          As of September 30, 2000

                                                                                            Pro Forma for
                                                                         Pro Forma for      the Repurchase
                                                                       the Repurchase       Offer, the New
                                                                        Offer, the New    Credit Facilities,
                                                                       Credit Facilities,     the Senior
                                                                           the Senior        Subordinated
                                                                          Subordinated      Credit Facility,
                                                                        Credit Facility     the Acquisition
                                                      Pro Forma for         and the         Transaction and
                                                      the Repurchase      Acquisition         the Reserve
                                         Actual          Offer(1)        Transaction(1)          Sale(1)
                                      ----------------------------------------------------------------------
                                                               (in thousands)
Cash and cash
equivalents ....................      $     16,066      $     16,066      $     32,442      $     30,000
                                      ============      ============      ============      ============

Long Term Debt and
Capitalized Leases
(including current
maturities) ....................           264,666           271,966           793,980           721,538

Stockholders'
Equity (2) .....................            33,747            32,495            32,194            32,194
                                      ------------      ------------      ------------      ------------

Total Capitalization ...........      $    298,413      $    304,461      $    826,174      $    753,732
                                      ============      ============      ============      ============


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(1) Assuming that all Notes are tendered and purchased.
(2) The Registrant's operating results for the quarter ended September 30, 2000 were impacted by an impairment loss of $57.2 million resulting from the Reserve Sale, which transaction was agreed to on October 17, 2000. This impairment loss resulted in the Registrant reporting a loss from operations of approximately $49.6 million for the three months ended September 30, 2000 and a loss from operations of approximately $32.3 million for the nine months ended September 30, 2000.